Morgan Stanley Institutional Fund Trust - Global
Strategist Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3


Securities Purchased:  Baidu Inc. 2.875% due 7/6/2022
Purchase/Trade Date:	6/28/2017
Offering Price of Shares: $99.470
Total Amount of Offering: $900,000,000
Amount Purchased by Fund: $200,000
Percentage of Offering Purchased by Fund: 0.022%
Percentage of Fund's Total Assets: 0.14%
Brokers: Goldman Sachs (Asia) L.L.C., J.P. Morgan,
HSBC, Morgan Stanley, DBS Bank Ltd. CICC HK
Securities
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.